News Release

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For more information contact:

Media Relations:
Christina Dokos 262-879-5022

Investor Relations:
Dave DeClark 262-879-5316

For immediate release:
Apr. 25, 2006

Fiserv Names Thomas Hirsch to Succeed Ken Jensen
as Chief Financial Officer

James Cox Promoted to New Position of
Executive Vice President – Mergers and Acquisitions

        Brookfield, Wis., Apr. 25, 2006—Fiserv, Inc. (Nasdaq: FISV) today announced that Thomas Hirsch will become its new chief financial officer effective July 1, 2006, replacing Kenneth Jensen, who is retiring after 22 years with the company. Mr. Hirsch was also named executive vice president and appointed to the management committee, effective May 1, 2006. Mr. Jensen, who announced his retirement last November, has agreed to serve as a special consultant to the CEO following his retirement.

        “Having ongoing access to Ken’s deep experience and knowledge of the company will provide a great benefit for management and shareholders alike,” said Jeff Yabuki, president and CEO of Fiserv, Inc.

        Additionally, the company promoted James Cox to the new position of executive vice president, mergers and acquisitions to be effective on May 1, 2006, and to succeed Mr. Jensen on July 1, 2006. Mr. Cox most recently served as group president of Fiserv Health and is a member of the management committee.

Thomas Hirsch

        Mr. Hirsch joined Fiserv in 1994 and served most recently as senior vice president and corporate controller, where he also had responsibility for the investor relations and treasury functions. Prior to joining the company, Mr. Hirsch spent eight years with Deloitte & Touche USA LLP, serving large, multi-national clients. Mr. Hirsch has a master’s degree in business administration and a bachelor’s degree in finance and accounting from the University of Wisconsin. He is also a certified public accountant.

Fiserv, Corporate Headquarters, 255 Fiserv Drive, Brookfield, Wisconsin 53045 PH: 262-879-5000
Mailing Address: P.O. Box 979, Brookfield, Wisconsin 53008-0979 Internet: www.fiserv.com

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        “I am pleased to have Tom in this key leadership role,” said Mr. Yabuki. “He brings a broad base of company knowledge and financial experience to the position, along with a solid reputation for integrity and expertise in the financial community.”

James Cox

        Mr. Cox joined Fiserv in 2001 as the result of an acquisition and was most recently group president, Fiserv Health. Prior to joining Fiserv, Mr. Cox was managing partner of Lund Koehler Cox & Arkema, LLP, now part of Virchow Krause & Company, the 15th largest CPA firm in the U.S. As a CPA, Mr. Cox frequently advised clients on their merger and acquisition programs.

        “Jim has played a significant role in building our health business both through acquisitions and organically,” Mr. Yabuki said. “He brings a wealth of demonstrated acquisition experience to the position complemented by the business rigor that only comes from having line leadership experience. Jim brings great perspective to the role.”

ABOUT FISERV

        Fiserv, Inc. (Nasdaq: FISV), a Fortune 500 company, provides information management systems and services to the financial and health benefits industries. Leading services include transaction processing, outsourcing, business process outsourcing, software and systems solutions.

        The company serves more than 17,000 clients worldwide and is the leading provider of core processing solutions for U.S. banks, credit unions and thrifts. Fiserv was ranked the largest provider of information technology services to the financial services industry worldwide in the 2005 and 2004 FinTech 100 surveys.

        Fiserv Health provides health plan management, pharmacy benefits management, and BPO services to the managed care market and self-funded commercial and government employers and health plans.

        Headquartered in Brookfield, Wis., Fiserv reported more than $4 billion in total revenue for 2005. For more information, please visit www.fiserv.com.

Fiserv, Corporate Headquarters, 255 Fiserv Drive, Brookfield, Wisconsin 53045 PH: 262-879-5000
Mailing Address: P.O. Box 979, Brookfield, Wisconsin 53008-0979 Internet: www.fiserv.com